Exhibit 99.1

Synthetic Biologics Welcomes Senior Biotech Executive
John Monahan, PhD, to Board of Directors

-- Dr. Monahan brings extensive drug development, clinical, regulatory, commercial and licensing experience --

Rockville, MD, November 12, 2020 – Synthetic Biologics, Inc. (NYSE American: SYN), a diversified clinical-stage company leveraging the microbiome to develop therapeutics designed to prevent and treat gastrointestinal (GI) diseases in areas of high unmet need, today announced the appointment of senior biotech executive John Monahan, PhD, to the Company’s Board of Directors, effective immediately. Dr. Monahan replaces Scott L. Tarriff who has stepped down after serving on the board since 2012.

Dr. Monahan has more than 45 years of executive leadership experience in the pharmaceutical and biotechnology industries. Dr. Monahan Co-Founded Avigen Inc. (Nasdaq: AVGN) in 1992, a company which has become a leader in its sector for the development of novel pharmaceutical products for the treatment of serious human diseases. Over a 12 year period as Chief Executive Officer of Avigen he raised over $235 million in several private and public financings including its initial public offering. From 1989-1992, he was Vice President of Research & Development at Somatix Therapy Corp., Alameda, CA and from 1985-1989 he was Director of Molecular & Cell Biology at Triton Biosciences Inc., Alameda, CA. Prior to that from 1982-1985, he was Research Group Chief, Department of Molecular Genetics, Hoffmann-LaRoche, Inc., Nutley, NJ, and from 1975 to 1977 he was an Instructor at Baylor College of Medicine, Houston TX. Dr. Monahan served as a scientific advisory consultant to the Company from 2015 to November 2020 and from 2010 through 2015 he was the Company’s Senior Executive Vice President of Research & Development. Dr. Monahan was also a Scientific Advisory Board member of Agilis Biotherapeutics (recently merged into PTC Therapeutics), from 2014 to 2019. He currently serves on the board of directors of Heat Biologics, Inc. (Nasdaq: HTBX), Anixa Biosciences, Inc. (formerly ITUS Corporation) (Nasdaq: ANIX), and Cellix Ltd. (Ireland). He has also served on a number of other public and private boards over the years. Dr. Monahan received his Ph.D. in Biochemistry from McMaster University, Canada and his B.Sc. from University College Dublin, Ireland.

“John is a talented and accomplished executive with an impressive track record of scientific achievement and drug development,” said Steven A. Shallcross, Chief Executive and Financial Officer. “John’s considerable expertise as a leader and as a scientist extends from research and development to regulatory and commercial strategy. He will be invaluable to Synthetic Biologics as we continue to advance our clinical programs, and we intend to leverage his deep industry relationships as we explore strategic opportunities to further expand our pipeline. We look forward to John’s contributions as a Director during this important time for our company. I would also like to express my gratitude to Scott Tarriff for his years of service and valuable insights he brought to our company. We wish him much success in his endeavors.”

“I am honored to join the board of Synthetic Biologics at this important inflection in the Company’s development,” commented John Monahan, Ph.D. “Specifically, I believe there is significant potential for both SYN-004 and SYN-020, as both of these therapies have the potential to address large and underserved markets. Moreover, the Company has an impressive team with deep sector expertise that can be easily leveraged by licensing or acquiring new assets.”

About Synthetic Biologics, Inc.

Synthetic Biologics, Inc. (NYSE American: SYN) is a diversified clinical-stage company leveraging the microbiome to develop therapeutics designed to prevent and treat gastrointestinal (GI) diseases in areas of high unmet need. The Company’s lead candidates are: (1) SYN-004 (ribaxamase) which is designed to degrade certain commonly used intravenous (IV) beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent (a) microbiome damage, (b) Clostridioides difficile infection (CDI), (c) overgrowth of pathogenic organisms, (d) the emergence of antimicrobial resistance (AMR) and (e) acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients, and (2) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Synthetic Biologics' website at www.syntheticbiologics.com.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements regarding the expected contributions of Dr. Monahan and leveraging Dr. Monahan’s deep industry relationships as Synthetic Biologics explores strategic opportunities to further expand its pipeline and continuing to advance Synthetic Biologics’ clinical programs. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the contributions of Dr. Monahan to Synthetic Biologics, Synthetic Biologics’ ability to leverage Dr. Monahan’s industry relationships to further expand its pipeline, ability to obtain FDA clearance of the IND for the SYN-020 program, a failure of additional pre-clinical studies of SYN-020 to achieve similar results to those previously achieved or to provide support for exercise of the option, the ability to enter into a license to advance an expanded clinical development program for SYN-020, a failure to receive the necessary regulatory approvals for commercialization of Synthetic Biologics’ therapeutics, a failure of Synthetic Biologics’ clinical trials, and those conducted by investigators, for SYN-004 and SYN-010 to be commenced or completed on time or to achieve desired results and benefits, especially in light of COVID-19, a failure of Synthetic Biologics’ clinical trials to continue enrollment as expected or receive anticipated funding, a failure of Synthetic Biologics to successfully develop, market or sell its products, Synthetic Biologics’ inability to maintain its material licensing agreements, or a failure by Synthetic Biologics or its strategic partners to successfully commercialize products and other factors described in Synthetic Biologics’ Annual Report on Form 10-K for the year ended December 31, 2019 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and Synthetic Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Synthetic Biologics, Inc. (Corporate and Investors)

Vincent I. Perrone, Director Corporate Communication, (240) 660-2000, info@syntheticbiologics.com

Ogilvy (Media)

Gregory Kelley, Senior Vice President, (404) 836-2302, gregory.kelley@ogilvy.com

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